Amendment to

Amended and Restated Transfer Agency Agreement

This amendment, which is signed and effective this 30th day of September, 2016 (the “Effective Date”) (the “Amendment”), hereby amends the Amended and Restated Transfer Agency Agreement (the “Agreement”), dated September 1, 2014, as amended from time to time, by and among Boston Financial Data Services, Inc. (“BOSTON FINANCIAL”) and each of the entities listed on Appendix A to the Agreement (the “Funds”).

WHEREAS, certain of the Funds, which are money market funds (the “Money Market Funds” or “MMFs”), are subject to additional requirements under Rule 2a-7 (“Rule 2a-7”) under the Investment Company Act of 1940 (the “1940 Act”); and

WHEREAS, the Trusts (as defined in the Agreement) have requested that BOSTON FINANCIAL provide certain additional services to the Funds in furtherance of each Fund’s compliance with Rule 2a-7, where applicable, and have agreed to pay the additional fees for such services as set forth in this Amendment;

WHEREAS, BOSTON FINANCIAL has agreed to provide such additional services as of the Effective Date set forth above;

WHEREAS, the parties wish to amend the Agreement to reflect the foregoing new services and Section 28.D. of the Agreement provides that the Agreement may be amended or modified by written agreement properly authorized and executed by each party thereto;

NOW, THEREFORE, the parties, for good and valuable consideration, agree as follows:

All terms not defined herein shall have the meanings assigned to them in the Agreement.

1.	Section 2 (Certain Representations and Warranties of Boston Financial). Section 2 of the Agreement is hereby amended to add a new subsection as follows:

“H. BOSTON FINANCIAL will process transactions in institutional non-government money market funds using the market-based values of the shares, which shall be calculated by the Funds at the times set forth in such Funds’ registration statement, as amended from time to time, and at a level of precision of 1/100th of one percent (the fourth decimal place in the case of a Fund with a $1.0000 share price). BOSTON FINANCIAL acknowledges that the Funds currently expect to calculate pricing three times each business day, but that additional calculations may be added in the future, subject to Section 3 below.”

2.	Section 3 (Certain Representations and Warranties of the Trust). Section 3 of the Agreement is hereby amended to add a new subsection as follows:

“F. That in providing services under the Agreement, BOSTON FINANCIAL may rely upon the designations for the MMFs communicated by the Funds to BOSTON FINANCIAL in writing as retail money market funds or government money market funds (each as defined in Rule 2a-7 under the Investment Company Act of 1940, “Retail MMFs” and “Government MMFs,” respectively) or as a money market fund that does not qualify as either a Retail MMF or a Government MMF.”

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3.	Section 4 (Scope of Appointment). Section 4 of the Agreement is hereby amended as set forth below:

a.	By adding the following new sentences to the end of Subsection 4.D.(i), which addresses shareholder accounts:

“As requested by the Trust, BOSTON FINANCIAL will accept account applications only from natural persons for a Retail MMF. For purposes of this paragraph, an account owned by a natural person shall be deemed to include an account beneficially owned by an individual that provides BOSTON FINANCIAL with a “Social Security Number” (as defined by the Internal Revenue Service). In the event that an investor submits a purchase order in a Retail MMF but does not provide a Social Security Number, BOSTON FINANCIAL will promptly follow mutually agreed upon procedures, which shall include a review by the Trust or its agent (other than BOSTON FINANCIAL) to ensure proper documentation was received that the account meets applicable eligibility requirements. BOSTON FINANCIAL shall implement and maintain systematic controls that are reasonably designed to prevent an account that is not identified as being owned by a natural person and that does not present a Social Security Number from investing in a Retail MMF without following the mutually agreed upon procedures referenced above. Upon request, BOSTON FINANCIAL shall provide reasonable assistance to the Trust’s employees or representatives in connection with Trust’s periodic review of account documentation to verify that the shareholders in a Retail MMF meet applicable eligibility requirements as mutually agreed upon by the parties and as set forth in the Procedures. Upon written instruction from the Trust or its agent (which shall include confirmation from the Trust or such agent that any regulatory notification periods have been satisfied or are not applicable), BOSTON FINANCIAL will redeem shareholders’ assets from a MMF in accordance with the instructions of the Trust or its agent.”

b.	By adding the following new sentences to the end of Subsection 4.D.(viii), which addresses reports:

“Upon request of a MMF or its agent, BOSTON FINANCIAL will promptly provide the MMF with transaction information that reflects purchase, redemption and exchange transactions received before and after each NAV calculation, the liquidity fee application, or redemption gate application or another requested time, as applicable. When a liquidity fee is in place, upon a MMF’s request BOSTON FINANCIAL will provide reports that reflect transactions coded by a financial intermediary to indicate if the financial intermediary plans to directly withhold the liquidity fee for such transactions. BOSTON FINANCIAL and the MMFs shall mutually agree in advance on the contents of additional reports or information files as the MMFs may reasonably request from time to time. In addition to the foregoing, BOSTON FINANCIAL will continue to maintain daily records and produce daily reports (“Supersheet”) for each Fund’s custodian at mutually agreed upon times. The Supersheets will include aggregate transactions and the amounts received and disbursed by BOSTON FINANCIAL with respect to each fund, which may be used by an MMF in connection with the periodic reporting of data on a MMF’s website, or in its regulatory filings, or reports to its Board of Trustees.”

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c.	By adding the following new sentence to the end of Subsection 4.D.(ix), which addresses records:

“BOSTON FINANCIAL shall maintain records in accordance with the terms of this Agreement of the transactions processed by BOSTON FINANCIAL in the MMFs, which reflect the date and time that such transaction requests were received.”

d.

By replacing at the beginning of Subsection 4.D.(xiii) the words “processing, generally on the date of receipt” with “promptly processing” and by adding the following new sentence to the end of Subsection 4.D. (xiii), which addresses the processing of purchases and redemptions:

“The Trusts shall notify BOSTON FINANCIAL prior to the Effective Date of the number of times per day, the specific times at which the NAV for MMFs will ordinarily be calculated and the number of decimals to which the calculation will be made. The Trusts shall provide BOSTON FINANCIAL with at least one (1) business days’ notice of any scheduled change to the times for such calculations in order that BOSTON FINANCIAL can make appropriate system adjustments, provided, however, that any MMF may suspend trading (including suspending the calculation of one or more NAVs) at any time upon notice to BOSTON FINANCIAL. In such an event, BOSTON FINANCIAL and the MMF shall follow mutually agreed upon procedures for handling such suspension of trading or NAV calculation. Such calculation shall be to the number of decimals reasonably instructed by the MMF (not to exceed 4 decimals). Once a MMF’s pricing cut-offs have been established, BOSTON FINANCIAL shall process MMF purchase and redemption transactions received in proper order prior to the MMF’s next NAV calculation time. With mutually agreed upon notice from a MMF, BOSTON FINANCIAL will implement: (1) a liquidity fee as specified by the MMF of up to 2.00%, (2) a modification of such fee as directed by the MMF, or (3) a ‘redemption gate,’ which either suspends redemptions for up to ten (10) business days in any 90 day period as directed by the MMF or suspends redemptions in connection with a liquidation. When a redemption gate is in effect for a MMF, any redemption and exchange transactions received for the MMF during the designated period will be rejected by BOSTON FINANCIAL and all purchase requests, and all orders received when a liquidity fee is in place, will be processed or rejected in accordance with the instructions of the MMF. When a liquidity fee is in place, BOSTON FINANCIAL will, promptly upon request, aggregate estimated fees and (i) report to the Fund any transactions where a financial intermediary has indicated that it is electing to directly withhold the liquidity fee, (ii) provide the Funds with any liquidity fee estimates received from financial intermediaries, and (iii) provide updates to the Funds of any financial intermediaries’ subsequent changes from such estimates. BOSTON FINANCIAL shall not be responsible for (i) the accuracy or reconciliation of information submitted by financial intermediaries relating to liquidity fees; or (ii) for ensuring that financial intermediaries submit estimates of such fees (although it shall promptly provide a list of such financial intermediaries to the MMFs upon request). ”

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4.	Section 7 (Operation of the TA2000TM System). Section 7 of the Agreement is hereby amended as set forth below:

a.	By adding the following new sentences to the end of Subsection 7.A.:

“BOSTON FINANCIAL shall maintain records in accordance with the terms of this Agreement of the transactions processed by BOSTON FINANCIAL in the MMFs, which reflect the date and time that such transaction requests were received and either (1) the receipt of a Social Security Number for an account’s beneficial owner, or (2) any communications between BOSTON FINANCIAL and a MMF relating to the determinations as to the eligibility of investors in a Retail MMF in accordance with the Procedures. BOSTON FINANCIAL shall promptly provide such records to a Fund upon request, including, but not limited to, for the purpose of the Fund determining which orders were received before and after a particular time or event;”

b.	By adding the following new sentence to the end of Subsection 7.F.:

“With respect to MMFs that calculate their NAV to a level of precision greater than two decimals, the parties may mutually agree to other “as of” provisions and thresholds in the Trust-specific procedures (as defined below). In the event that they do, such provisions and thresholds shall govern as to MMFs. In the event that they do not mutually agree to other provisions and thresholds in the Trust-specific procedures, the provisions and thresholds in this Section 7.F. shall govern as to MMFs.”

c.	By revising Subsection 7.G. as follows:

to replace the definition of “Procedures” in the first sentence with the following:

“…BOSTON FINANCIAL’s standard transfer agency procedures as set forth in its legal manual (the “Legal Manual”), which has been made available to the Trust electronically, and any Trust-specific procedures, including MMF related procedures, that have been mutually agreed upon by the parties in writing (the “Trust-specific procedures” and collectively with the Legal Manual, the “Procedures”)…”

and

(i)	to add the following new sentences to the end of Subsection 7.G.:

“BOSTON FINANCIAL shall perform its duties under the Agreement in accordance with the Legal Manual and the Trust-specific procedures (as defined in this Section). A breach by BOSTON FINANCIAL of its duties under the Trust-specific procedures shall constitute a breach of its duties under this Agreement and a failure to comply with the

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terms of the Agreement. In the event of a conflict between the Trust-specific procedures and the Legal Manual, the Trust specific procedures shall be deemed to control; and ”By adding new Subsection 7.I. to read as follows:

“I. For purposes of this Agreement, the following additional terms shall be deemed to apply to the Trust’s MMFs: (i) all MMF purchase, redemption and exchange transactions received by BOSTON FINANCIAL in proper order (as set forth in a Fund’s prospectus), shall be processed as promptly as possible and in each case prior to a MMF’s next NAV calculation time; (ii) any MMF redemption proceeds that have been requested by wire shall be released in accordance with a mutually agreed upon schedule; and (iii) BOSTON FINANCIAL shall provide the mutually agreed upon reports to the Trust and to such service providers and intermediaries as the Trust may instruct.”

5.	Section 8 (Indemnification). The last sentence of Section 8.A. is hereby deleted.

6.

Section 21 (Assumption of Duties by the Trust or by Agents of the Trust). Section 21 of the Agreement is hereby amended by adding the words “other than Sections 4.D(i), (viii), (ix) and (xiii), for which this Section 21 shall not apply” following the word “Agreement” at the end of Subsection 21.A.

7.	Fees. Exhibit A (Fee Schedule) to the Agreement is hereby amended to add new subsection 9, which shall read as follows:

“9. Money Market Fund Fees

Implementation Fee[1]	Waived
Annual Fee[2]	$150,000/year
Institutional CUSIP fee (includes 1 – 3 intraday price points)[3]	$25,000/year
Additional price points (each)	$5,000
Per Event Fees (Fees + Gates)[4]
Event Minimum	$15,000/event
Per Associate/Per Day[5]	$500.00

[1]	Standard implementation fees are waived; any request for client specific testing will be billed at existing technical support rate.
[2]	Annual Support Fee will be invoiced commencing in October 2016 for all funds with a floating NAV CUSIPS.
[3]	The CUSIP fee applies to any CUSIP for which Transfer Agent will support a floating NAV requiring same day settlement.
[4]	Event fees will only be assessed if a liquidity fee or gate is invoked.
[5]	For purposes of calculating this fee, the Dedicated Client Service personnel defined in Exhibit A to the Agreement shall be excluded.

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8.

Other than as amended hereby, the Agreement remains in full force and effect. To the extent that the terms of this Amendment conflict with the terms of the Agreement, the terms of this Amendment shall be deemed to control as to the matters that are addressed herein.

9.	This Amendment, like the Agreement, shall be construed in accordance with the laws of the Commonwealth of Massachusetts.

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IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective duly authorized officers, to be effective as of the day and year first above written.

TRUST (Each of the entities listed on Appendix A to the Agreement)

By:

Title:
as an Authorized Officer on behalf of each of the Trusts and Funds indicated on Appendix A to the Agreement

BOSTON FINANCIAL DATA SERVICES, INC.

By:

Title:

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